Exhibit 99.1

CARE CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2016 and 2015

(In thousands, except per share amounts)

	2016	2015
Assets
Real estate investments:
Land and improvements	$262,064	$287,193
Buildings and improvements	2,785,166	2,984,257
Construction in progress	45,892	33,646
Acquired lease intangibles	92,431	101,869

	3,185,553	3,406,965
Accumulated depreciation and amortization	(702,809)	(704,210)

Net real estate property	2,482,744	2,702,755
Net investment in direct financing lease	22,531	22,075

Net real estate investments	2,505,275	2,724,830
Loans receivable, net	62,264	29,727
Cash	15,813	16,995
Goodwill	123,884	145,374
Other assets	105,132	38,043

Total assets	$2,812,368	$2,954,969

Liabilities and equity
Liabilities:
Term loans, senior notes and other debt	$1,414,534	$1,524,863
Tenant deposits	42,574	57,974
Lease intangible liabilities, net	103,182	130,348
Dividends payable	47,861	—
Accounts payable and other liabilities	37,177	24,048
Deferred income taxes	1,852	1,889

Total liabilities	1,647,180	1,739,122
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, unissued at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value; 300,000 shares authorized, 83,970 and 83,803 shares issued at December 31, 2016 and 2015, respectively	840	838
Additional paid-in capital	1,272,642	1,264,650
Dividends in excess of net income	(119,750)	(51,056)
Treasury stock, 11 and 0 shares at December 31, 2016 and 2015, respectively	(330)	—
Accumulated other comprehensive income	10,476	—

Total CCP equity	1,163,878	1,214,432
Noncontrolling interest	1,310	1,415

Total equity	1,165,188	1,215,847

Total liabilities and equity	$2,812,368	$2,954,969

See accompanying notes to the combined consolidated financial statements.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2016, 2015 and 2014

(In thousands, except per share amounts)

	2016	2015	2014
Revenues:
Rental income, net	$325,464	$321,785	$291,962
Income from investments in direct financing lease and loans	6,474	3,818	3,400
Real estate services fee income	6,595	2,247	—
Interest and other income	2,073	91	2
Net gain on lease termination	7,298	—	—

Total revenues	347,904	327,941	295,364
Expenses:
Interest	50,168	12,347	—
Depreciation and amortization	107,561	111,752	91,612
Impairment on real estate investments and goodwill	21,794	23,139	8,769
General, administrative and professional fees	34,827	29,222	22,412
Deal costs	3,086	6,354	1,547
Loss on extinguishment of debt	5,461	—	—
Other expenses, net	4,384	1,466	13,183

Total expenses	227,281	184,280	137,523

Income before income taxes, real estate dispositions and noncontrolling interests	120,623	143,661	157,841
Income tax expense	(752)	(938)	—
Gain (loss) on real estate dispositions	2,894	632	(61)

Net income	122,765	143,355	157,780
Net income attributable to noncontrolling interests	22	189	185

Net income attributable to CCP	$122,743	$143,166	$157,595

Net income	$122,765	$143,355	$157,780
Other comprehensive gain—derivatives	10,476	—	—

Total comprehensive income	133,241	143,355	157,780
Comprehensive income attributable to noncontrolling interests	22	189	185

Comprehensive income attributable to CCP	$133,219	$143,166	$157,595

Earnings per common share:
Basic:
Net income attributable to CCP excluding dividends on unvested restricted shares	$1.46	$1.71	$1.89
Diluted:
Net income attributable to CCP excluding dividends on unvested restricted shares	$1.46	$1.71	$1.88
Weighted average shares used in computing earnings per common share:
Basic	83,592	83,488	83,488
Diluted	83,689	83,607	83,658

See accompanying notes to the combined consolidated financial statements.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2016, 2015 and 2014

(In thousands, except per share amounts)

	Net Parent Investment	Common Stock Par Value	Additional Paid-In Capital	Dividends in Excess of Net Income	Treasury Stock	Accumulated Other Comprehensive Income	Total CCP Equity	Noncontrolling Interests	Total Equity
Balance, January 1, 2014	2,186,201	—	—	—	—	—	2,186,201	5,099	2,191,300
Net income attributable to CCP	157,595	—	—	—	—	—	157,595	—	157,595
Net change in noncontrolling interests	—	—	—	—	—	—	—	(236)	(236)
Net distribution to parent	(225,580)	—	—	—	—	—	(225,580)	—	(225,580)

Balance, December 31, 2014	2,118,216	—	—	—	—	—	2,118,216	4,863	2,123,079
Net income attributable to CCP	98,700	—	—	44,466	—	—	143,166	—	143,166
Net change in noncontrolling interests	—	—	—	—	—	—	—	(225)	(225)
Acquisition of noncontrolling interests	—	—	123	—	—	—	123	(3,223)	(3,100)
Net contribution from parent prior to separation	306,629	—	—	—	—	—	306,629	—	306,629
Distribution to parent	(1,273,000)	—	—	—	—	—	(1,273,000)	—	(1,273,000)
Issuance of common stock at separation	—	835	—	—	—	—	835	—	835
Issuance of common stock for acquisition	—	3	11,543	—	—	—	11,546	—	11,546
Transfer of remaining net parent investment to additional paid-in capital	(1,250,545)	—	1,250,545	—	—	—	—	—	—
Stock-based compensation	—	—	2,439	—	—	—	2,439	—	2,439
Dividends to common stockholders—$1.14 per share	—	—	—	(95,522)	—	—	(95,522)	—	(95,522)

Balance, December 31, 2015	—	838	1,264,650	(51,056)	—	—	1,214,432	1,415	1,215,847
Net income attributable to CCP	—	—	—	122,743	—	—	122,743	—	122,743
Net change in noncontrolling interests	—	—	—	—	—	—	—	(105)	(105)
Issuance of common stock for acquisition	—	2	1,371	—	—	—	1,373	—	1,373
Stock-based compensation	—	—	6,621	—	(330)	—	6,291	—	6,291
Other comprehensive income	—	—	—	—	—	10,476	10,476		10,476
Dividends to common stockholders—$2.28 per share	—	—	—	(191,437)	—	—	(191,437)	—	(191,437)

Balance, December 31, 2016	$—	$840	$1,272,642	$(119,750)	$(330)	$10,476	$1,163,878	$1,310	$1,165,188

See accompanying notes to the combined consolidated financial statements.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2016, 2015 and 2014

(In thousands)

	2016	2015	2014
Cash flows from operating activities:
Net income	$122,765	$143,355	$157,780
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment	124,716	128,372	95,522
Decrease in value of damaged property, net of estimated insurance proceeds	3,570	—	—
Amortization of above and below market lease intangibles, net	(7,813)	(8,968)	(11,184)
Amortization of deferred financing fees	4,610	2,072	—
Accretion of direct financing lease	(1,517)	(1,351)	(1,207)
Amortization of leasing costs and other intangibles	4,570	6,519	4,859
Stock-based compensation	5,796	2,439	—
Straight-lining of rental income, net	(78)	(163)	(294)
(Gain) loss on real estate dispositions	(2,894)	(632)	61
Net gain on lease termination	(7,298)	—	—
Loss on extinguishment of debt	5,461	—	—
Income tax benefit	(35)	(370)	—
Other	(101)	(298)	36
Changes in operating assets and liabilities, net of effects of the acquisitions:
Increase in other assets	(3,183)	(11,085)	(4,832)
(Decrease) increase in tenant deposits	(14,825)	5,627	15,466
Increase (decrease) in accounts payable and other liabilities	15,476	1,657	(1,125)

Net cash provided by operating activities	249,220	267,174	255,082
Cash flows from investing activities:
Net investment in real estate property	(35,235)	(455,498)	(13,194)
Proceeds from real estate disposals	94,400	6,020	975
Investment in loans receivable	(89,371)	(21,463)	(799)
Proceeds from loans receivable	87,343	2,422	1,226
Development project expenditures	(38,064)	(22,854)	(11,163)
Capital expenditures	(4,413)	(15,738)	(6,022)

Net cash provided by (used in) investing activities	14,660	(507,111)	(28,977)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	(119,000)	143,000	—
Proceeds from debt	935,000	1,400,000	—
Repayment of debt	(926,000)	—	—
Payment of deferred financing costs	(10,400)	(20,209)	—
Purchase of noncontrolling interest	—	(3,100)	—
Distributions to noncontrolling interest	(127)	(375)	(420)
Net contribution from (distribution to) parent prior to separation	—	103,714	(225,428)
Distribution to parent	—	(1,273,000)	—
Purchase of treasury stock	(959)	—	—
Cash distribution to common stockholders	(143,576)	(95,522)	—

Net cash (used in) provided by financing activities	(265,062)	254,508	(225,848)

Net (decrease) increase in cash	(1,182)	14,571	257
Cash at beginning of period	16,995	2,424	2,167

Cash at end of period	$15,813	$16,995	$2,424

Supplemental disclosure of cash flow information:
Interest paid	$31,877	$10,105	$—
Income taxes paid	535	55	—
Supplemental schedule of non-cash activities:
Issuance of common stock for acquisition of specialty valuation firm	—	11,546	—
Other acquisition-related investing activities	—	151,511	—
Transfer of remaining net parent investment to additional paid-in capital	—	1,250,545	—
Transfer of real estate to loan receivable	29,432	—	—
Transfer of real estate to receivable	2,280	—	—
Settlement of accrued acquisition costs via transfer of stock	1,373	—	—
Change in accrued capital expenditures	(581)	3,771	—
Transfer of liability accounted stock-based compensation awards to equity	1,453	—	—
Change in certain tenant deposits	7,110	—	—
Accrued dividends	47,861	—	—

See accompanying notes to the combined consolidated financial statements.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

Care Capital Properties, Inc. (together with its consolidated subsidiaries, unless the context otherwise requires or indicates, “we,” “us,” “our,” “our company” or “CCP”) is a self-administered, self-managed real estate investment trust (“REIT”) with a diversified portfolio of skilled nursing facilities (“SNFs”) and other healthcare assets operated by private regional and local care providers. We generate our revenues primarily by leasing our properties to unaffiliated tenants under long-term triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. In addition, we originate and manage a small portfolio of secured and unsecured loans, made primarily to our SNF operators and other post-acute care providers.

Our company was originally formed in April 2015 to hold the post-acute/SNF portfolio of Ventas, Inc. (“Ventas”) and its subsidiaries operated by regional and local care providers (the “CCP Business”). On August 17, 2015, Ventas completed its spin-off of the CCP Business by distributing one share of our common stock for every four shares of Ventas common stock held as of the applicable record date, and, as a result, we began operating as an independent public company and our common stock commenced trading on the New York Stock Exchange under the symbol “CCP” as of August 18, 2015.

As of December 31, 2016, our portfolio consisted of 345 properties operated by 38 private regional and local care providers, spread across 36 states and containing a total of approximately 38,000 beds/units. We conduct all of our operations through our wholly owned operating partnership, Care Capital Properties, LP (“Care Capital LP”), and its subsidiaries.

Note 2—Accounting Policies

Principles of Combination and Consolidation and Basis of Presentation

Prior to the spin-off, CCP was a wholly owned subsidiary of Ventas. Our combined consolidated financial statements for periods prior to our separation from Ventas were prepared on a stand-alone basis and represent a combination of entities under common control that have been “carved out” of Ventas’s consolidated financial statements. Subsequent to the spin-off, our financial statements have been prepared on a consolidated basis in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our consolidated financial statements for periods subsequent to our separation from Ventas include our accounts and the accounts of our wholly owned subsidiaries and the joint venture entities over which we have control. All intercompany transactions and balances have been eliminated in consolidation, and our net income is reduced by the portion of net income attributable to noncontrolling interests.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a summary of net income for the year ended December 31, 2015 on a disaggregated basis to show the respective amounts attributed to the periods prior and subsequent to our separation from Ventas:

	January 1, 2015 through August 17, 2015	August 18, 2015 through December 31, 2015	For the Year Ended December 31, 2015
	(In thousands)
Revenues:
Rental income, net	$197,275	$124,510	$321,785
Income from investments in direct financing lease and loans	2,175	1,643	3,818
Real estate services fee income	—	2,247	2,247
Interest and other income	63	28	91

Total revenues	199,513	128,428	327,941

Expenses:
Interest	22	12,325	12,347
Depreciation and amortization	66,988	44,764	111,752
Impairment on real estate investments and goodwill	12,898	10,241	23,139
General, administrative and professional fees	15,585	13,637	29,222
Deal costs	3,933	2,421	6,354
Other	1,267	199	1,466

Total expenses	100,693	83,587	184,280

Income before income taxes, real estate dispositions and noncontrolling interests	98,820	44,841	143,661
Income tax (expense) benefit	(1,004)	66	(938)
Gain on real estate dispositions	—	632	632

Net income	97,816	45,539	143,355
Net income attributable to noncontrolling interests	120	69	189

Net income attributable to CCP	$97,696

Net income attributable to common stockholders		$45,470

Noncontrolling Interests

We present the portion of any equity that we do not own in entities that we control (and thus consolidate) as noncontrolling interests and classify this interest as a component of consolidated equity, separate from total CCP equity, on our consolidated balance sheets. For consolidated joint ventures with pro rata distribution allocations, we allocate net income or loss between the joint venture partners based on their respective stated ownership percentages. We account for purchases or sales of equity interests that do not result in a change of control as equity transactions, either through net parent investment for periods prior to our separation from Ventas or through additional paid-in capital for periods subsequent to our separation from Ventas. In addition, we include net income or loss attributable to the noncontrolling interests in net income in our combined consolidated statements of income and comprehensive income.

As of December 31, 2016, we had a controlling interest in one joint venture entity that owned one SNF. The noncontrolling interest percentage for this joint venture was 49.0% at December 31, 2016 and December 31, 2015.

Accounting Estimates

The preparation of combined consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions regarding future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base these estimates on our experience and assumptions we believe to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. We periodically reevaluate our estimates and assumptions, and in the event they prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Real Estate Property

Our investment in net real estate property is recorded on our consolidated balance sheets at historical cost, less accumulated depreciation and amortization. These real estate assets are initially measured upon their acquisition. We account for acquisitions using the acquisition method and record the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date.

•	Land—We determine the fair value of land either by considering the sales prices of similar properties in recent transactions or based on internal analyses of recently acquired and existing comparable properties within our portfolio.

•	Buildings—We estimate the fair value of buildings acquired on an as-if-vacant basis and depreciate the building value over the estimated remaining life of the building, generally not to exceed 35 years.

•	Other tangible fixed assets—We determine the fair value of other fixed assets, such as site improvements and furniture, fixtures and equipment, based upon the replacement cost and depreciate such value over the assets’ estimated remaining useful lives as determined at the applicable acquisition date.

•	In-place lease intangibles—The fair value of in-place leases reflects our estimate of the cost to obtain tenants and an estimated value of the absorption period to reflect the value of the rent and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant. We amortize these intangibles through amortization expense over the remaining life of the associated lease plus assumed bargain renewal periods, if any. If a lease is terminated prior to its stated expiration or not renewed upon expiration, we recognize all unamortized lease-related intangibles associated with that lease in operations at that time.

•	Market lease intangibles—We estimate the fair value of any above and/or below market leases by discounting the difference between the estimated market rent and in-place lease rent. We amortize these intangibles to revenue over the remaining life of the associated lease plus any assumed bargain renewal periods, if any. If a lease is terminated prior to its stated expiration or not renewed upon expiration, we recognize all unamortized lease-related intangibles associated with that lease in operations at that time.

•	Purchase option intangibles—We estimate the fair value of purchase option intangible liabilities by discounting the difference between the applicable property’s acquisition date fair value and an estimate of its future option price. We do not amortize the resulting intangible liability over the term of the lease, but rather adjust the recognized value of the asset or liability upon sale.

•	Goodwill—Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. We do not amortize goodwill.

Impairment of Long-Lived and Intangible Assets and Goodwill

We periodically evaluate our long-lived assets, primarily consisting of investments in real estate, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to the retention or disposition of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.

If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.

We test goodwill for impairment at least annually, and more frequently if indicators arise. We assess qualitative factors, such as current macroeconomic conditions, the state of capital markets and our overall financial and operating performance, to determine the likelihood that the fair value of the reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we proceed with the two-step approach to evaluating impairment. First, we estimate the fair value of the reporting unit and compare it to the reporting unit’s carrying value. If the carrying value exceeds fair value, we proceed with the second step, which requires us to assign the fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period. Additionally, when we classify our real estate assets as assets held for sale, we evaluate the entire disposal group, including the associated goodwill, for impairment.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimates of fair value used in our evaluation of goodwill, real estate investments and intangible assets are based upon discounted future cash flow projections or other acceptable valuation techniques that are based, in turn, upon all available evidence including Level 3 inputs in the fair value hierarchy (as described below), such as revenue and expense growth rates, capitalization rates, discount rates or other available market data. Real estate investments that are impaired when classified as held for sale are generally estimated utilizing specific offers and quotes from potential buyers or brokers. Our ability to accurately predict future operating results and cash flows and to estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

Assets Held for Sale

We expect to sell properties from time to time for various reasons, including favorable market conditions or the exercise of purchase options by tenants. We classify certain long-lived assets as held for sale once the criteria, as defined by GAAP, have been met. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated.

Net Investment in Direct Financing Lease

As of December 31, 2016, we owned one SNF that we lease to an operator under a direct financing lease, as the tenant is obligated to purchase the property at the end of the lease term. The net investment in direct financing lease is recorded as a receivable on our consolidated balance sheets and represents the total undiscounted rental payments (including the tenant’s purchase obligation), plus the estimated unguaranteed residual value, less the unearned lease income. Unearned lease income represents the excess of the minimum lease payments and residual values over the cost of the investment. Unearned lease income is deferred and amortized to income over the lease term to provide a constant yield when collectibility of the lease payments is reasonably assured. Income from our net investment in direct financing lease was $2.5 million, $2.4 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. Future minimum lease payments contractually due under the direct financing lease at December 31, 2016, were as follows: 2017—$2.1 million; 2018—$2.2 million; 2019—$2.2 million; 2020—$2.3 million; 2021—$26.8 million; thereafter—$0.0 million.

Loans Receivable

We determine the fair value of loans receivable acquired in connection with a business combination by discounting the estimated future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings. We do not establish a valuation allowance at the acquisition date, as the amount of estimated future cash flows reflects our judgment regarding their uncertainty. We recognize the difference between the acquisition date fair value and the total expected cash flows as interest income using the effective interest method over the life of the applicable loan. We immediately recognize in income any unamortized balances if the loan is repaid before its contractual maturity.

Subsequent to the acquisition date, we evaluate changes regarding the uncertainty of future cash flows and the need for a valuation allowance, as appropriate. We regularly evaluate the collectibility of loans receivable based on factors such as corporate and facility-level financial and operational reports, compliance with financial covenants set forth in the applicable loan agreement, the financial strength of the borrower and any guarantors, the payment history of the borrower and current economic conditions. If our evaluation of these factors indicates it is probable that we will not be able to collect all amounts due under the terms of the applicable loan agreement, we provide a reserve against the portion of the receivable that we estimate may not be collected.

Tenant Deposits

Tenant deposits consist of security deposits and amounts provided by our tenants for future real estate taxes, insurance expenditures and tenant improvements related to our properties and their operations.

Fair Values of Financial Instruments

Fair value is a market-based measurement, not an entity-specific measurement, and we determine fair value based on the assumptions that we expect market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Level 1 inputs utilize unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets and other inputs for the asset or liability that are observable at commonly quoted intervals, such as interest rates and yield curves. Level 3 inputs are unobservable inputs for the asset or liability, which typically are based on our own assumptions, because there is little, if any, related market activity. If the determination of the fair value measurement is based on inputs from different levels of the hierarchy, the level within which the entire fair value measurement falls is the lowest level input that is significant to the fair value measurement in its entirety. If the volume and level of market activity for an asset or liability has decreased significantly relative to the normal market activity for such asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that a transaction for an asset or liability is not orderly, little, if any, weight is placed on that transaction price as an indicator of fair value. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

We use the following methods and assumptions in estimating the fair value of our financial instruments.

•	Cash—The carrying amount of cash reported on our combined consolidated balance sheets approximates fair value.

•	Loans receivable—We estimate the fair value of loans receivable using Level 2 and Level 3 inputs: we discount future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings.

•	Term loans, senior notes and other debt—We estimate the fair value of term loans, senior notes and other debt using Level 2 inputs: we discount the future cash flows using current interest rates and credit spreads at which we could obtain similar borrowings. See “Note 9—Borrowing Arrangements.”

•	Derivatives—We estimate the fair value of our derivatives using Level 2 inputs. See “Note 10—Derivatives and Hedging Activities.”

Revenue Recognition

Triple-Net Leased Properties

Certain of our triple-net leases provide for periodic and determinable increases in base rent. We recognize base rental revenues under these leases on a straight-line basis over the applicable lease term when collectibility is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our combined consolidated balance sheets.

Our remaining leases provide for periodic increases in base rent only if certain revenue parameters or other substantive contingencies are met. We recognize the increased rental revenue under these leases as the related parameters or contingencies are met, rather than on a straight-line basis over the applicable lease term.

Other

We recognize income from lease terminations and certain other income when all of the following criteria are met in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104: (i) the applicable agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectibility is reasonably assured.

Allowances

We assess our rent receivables, including straight-line rent receivables, to determine whether an allowance is appropriate. We base our assessment of rent receivables (other than straight-line rent receivables) on several factors, including, among other things, payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, if any, and current economic conditions, including government reimbursement. If our evaluation of these factors indicates that we may not be able to recover the full value of the receivable, we provide an allowance against the portion of the receivable that we estimate may not be recovered. We also base our assessment of straight-line rent receivables on several factors, including, among other things, the financial strength of the tenant and any guarantors, the historical operations and

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operating trends of the property, the historical payment pattern of the tenant, the type of property and government reimbursement. If our evaluation of these factors indicates that we may not be able to collect the increases in rent payments due in the future, we provide an allowance against the recognized straight-line rent receivable asset that we estimate may not be collected. If we change our assumptions or estimates regarding the collectibility of future rent payments required by a lease, we may adjust the allowance to increase or reduce the rental revenue recognized in the period we make such change in our assumptions or estimates.

Federal Income Tax

Ventas elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), for every year beginning with the year ended December 31, 1999. Accordingly, with respect to periods prior to our separation from Ventas, Ventas generally was not subject to federal income tax. We elected to be treated as a REIT under the applicable provisions of the Code, beginning with the year ended December 31, 2015.

Segment Reporting

As of December 31, 2016, 2015 and 2014, we operated through a single reportable business segment: triple-net leased properties. We primarily invest in SNFs and other healthcare properties throughout the United States and lease those properties to healthcare operating companies under “triple-net” or “absolute-net” leases that obligate the tenants to pay all property-related expenses.

Derivative Instruments and Hedging Activities

We record all derivative financial instruments on our consolidated balance sheets at fair value as of the reporting date. Our accounting for changes in the fair value of derivative financial instruments depends on our intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for matching of the timing of gain or loss recognition on the hedging instrument with the recognition of changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge, or to the earnings effect of the hedged forecasted transactions in a cash flow hedge.

In accordance with the Financial Accounting Standards Board’s (“FASB”) fair value measurement guidance in Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820), we have elected to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. We do not use our derivative financial instruments for trading or speculative purposes.

Our derivatives were 100% effective, and, therefore, we did not record any hedge ineffectiveness in earnings during the year ended December 31, 2016. We did not offset our derivative financial instrument asset against any derivative financial instrument liabilities as of December 31, 2016.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently Issued or Adopted Relevant Accounting Standards

In 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (“ASU 2014-09”), which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This new guidance is effective January 1, 2018, with early adoption permitted beginning January 1, 2017, and will replace existing revenue recognition standards. The sale of investment property and any non-lease components contained within lease agreements will be required to follow the new guidance; however, lease components of lease contracts will be excluded from this guidance. This pronouncement allows either a full or a modified retrospective method of adoption. Expanded quantitative and qualitative disclosures regarding revenue recognition will be required for contracts that are subject to this guidance. While we anticipate additional disclosure, we do not expect the adoption of this pronouncement will have a material effect on our consolidated financial statements, as substantially all of our revenue consists of rental income from leasing arrangements, which is specifically excluded from ASU 2014-09; however, we will continue to evaluate this assessment until the guidance becomes effective.

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), which, among other things, requires lessees to recognize most leases on the balance sheet and therefore will increase reported assets and liabilities of such lessees. This new guidance is effective January 1, 2019, with early adoption permitted, and will require lessees to recognize a liability to make lease payments and a right-of-use asset, initially measured at the present value of lease payments, for both operating and financing leases. For leases with a term of 12 months or less, lessees will be permitted to make an accounting policy election by class of underlying asset to not recognize lease liabilities and lease assets. Under this new pronouncement, lessor accounting will be largely unchanged from existing GAAP. The pronouncement requires a modified retrospective method of adoption, with some optional practical expedients. Upon adoption, we will recognize a lease liability and a right-of-use asset for operating leases where we are the lessee, such as ground leases and office leases. We will continue to evaluate the impact of this guidance until it becomes effective.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which provides for an impairment model that is based on expected losses rather than incurred losses. Under ASU 2016-13, an entity recognizes as an allowance its estimate of expected credit losses. ASU 2016-13 is effective for us beginning January 1, 2020. We are continuing to evaluate this guidance; however, we do not expect its adoption will have a significant effect on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), that addresses eight classification issues related to the statement of cash flows. ASU 2016-15 is effective for us for fiscal years beginning after December 15, 2017. We are continuing to evaluate the application of this guidance and its effect on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) (“ASU 2017-01”), which clarifies the definition of a business and provides a screen to determine when an integrated set of assets and activities is not considered a business and, thus, accounted for as an asset acquisition as opposed to a business combination. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not considered a business. Under ASU 2017-01, we expect most acquisitions of investment property will meet the screen and, thus, be accounted for as asset acquisitions. Consistent with existing guidance, transaction costs associated with asset acquisitions are capitalized while transaction costs associated with business combinations are expensed as incurred.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which simplifies the measurement of goodwill impairment. An entity will no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. ASU 2017-04 is effective for us for fiscal years beginning after December 15, 2019. We are continuing to evaluate the application of this guidance and its effect on our consolidated financial statements.

Note 3—Acquisitions of Real Estate Property

In December 2016, we completed the acquisition of four SNFs, one seniors housing community and one campus (consisting of one SNF and one seniors housing community) for $36.0 million in a sale-leaseback transaction with an existing operator. The properties are currently being held in a Code Section 1031 exchange escrow account with a qualified intermediary.

In December 2015, we completed the acquisition of the 6.82% noncontrolling interest in a former joint venture for $3.1 million.

In September 2015, we completed the acquisition of eight properties (seven SNFs and one campus with both skilled nursing and assisted living facilities) and simultaneously entered into a long-term master lease with Senior Care Centers, LLC (together with its subsidiaries, “SCC”) to operate the acquired portfolio. We purchased the assets for approximately $190 million in cash and made a $20 million five-year, fully amortizing loan to SCC, resulting in a total transaction value of approximately $210 million. We funded this transaction through cash on hand and borrowings under our unsecured revolving credit facility and term loans (see “Note 9—Borrowing Arrangements”).

In January 2015, Ventas completed the acquisition of American Realty Capital Healthcare Trust, Inc. (“HCT”) in a stock and cash transaction, which included 14 SNFs, two specialty hospitals and four seniors housing properties that were transferred to us in connection with the separation. Also in January 2015, Ventas completed the acquisition of 12 SNFs for an aggregate purchase price of $234.9 million, all of which were transferred to us in connection with the separation and are currently operated by SCC.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimated Fair Value

We are accounting for our 2016 and 2015 acquisitions under the acquisition method in accordance with ASC 805.

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed during 2016 (in thousands):

Land and improvements	$2,240
Buildings and improvements	31,640
Acquired lease intangibles	2,120

Total assets acquired	36,000
Tenant deposits	765

Total liabilities assumed	765
Net assets acquired	$35,235

The following table summarizes the acquisition date fair values of the assets acquired and liabilities assumed during 2015 (in thousands):

Land and improvements	$38,361
Buildings and improvements	515,620
Acquired lease intangibles	14,138
Goodwill (1)	56,275
Other assets	8,034

Total assets acquired	632,428
Tenant deposits	8,801
Lease intangible liabilities	3,729
Accounts payable and other liabilities	1,343

Total liabilities assumed	13,873

Net assets acquired	$618,555

(1)	As it relates to the HCT acquisition, goodwill was allocated to us on a relative fair value basis from total goodwill recognized by Ventas. A $1.8 million reduction of the original amount of goodwill due to HCT was recognized in 2015.

Aggregate Revenue and NOI

For the year ended December 31, 2016, aggregate revenues and NOI derived from our 2016 real estate acquisitions during our period of ownership were both $0.2 million.

For the year ended December 31, 2015, aggregate revenues and NOI derived from our 2015 real estate acquisitions during our period of ownership were both $34.8 million. During 2015, we restructured the lease terms and reduced the rent on 12 HCT properties, including those sold or classified as held for sale, in an aggregate amount of $5.7 million after the application of security deposits.

Unaudited Pro Forma

The following table illustrates the effect on revenues and net income attributable to CCP as if we had consummated the acquisitions completed during the year ended December 31, 2016 as of January 1, 2015:

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	For the Years Ended December 31,
	2016	2015
	(Unaudited)
	(In thousands, except per share amounts)
Revenues	$350,774	$331,001
Net income attributable to CCP	123,781	144,393
Net income attributable to CCP, per basic share	$1.48	$1.73
Net income attributable to CCP, per diluted share	1.48	1.73

The following table illustrates the effect on revenues and net income attributable to CCP as if we had consummated the acquisitions completed during the year ended December 31, 2015 as of January 1, 2014:

	For the Years Ended December 31,
	2015	2014
	(Unaudited)
	(In thousands, except per share amounts)
Revenues	$345,015	$348,906
Net income attributable to CCP	148,392	180,152
Net income attributable to CCP, per basic share	$1.78	$2.16
Net income attributable to CCP, per diluted share	1.77	2.15

Deal Costs

Deal costs consist of expenses primarily related to transactions, whether consummated or not, and operator transitions. These costs are expensed as incurred in the applicable periods. Deal costs for the years ended December 31, 2016 and 2015 were $3.1 million and $6.4 million, respectively. For acquisitions completed during the year ended December 31, 2016, $0.1 million of deal costs were expensed in 2016. For acquisitions completed during the year ended December 31, 2015, $0.3 million and $5.9 million of deal costs were expensed in the years ended December 31, 2016 and 2015, respectively. Deal costs for the year ended December 31, 2015 include an allocation of expenses incurred by Ventas related to the HCT acquisition based on relative property net operating income (“NOI”).

Acquisition of Specialty Valuation Firm

On August 14, 2015, we completed the acquisition of a specialty healthcare and seniors housing valuation firm in exchange for the issuance of 339,602 shares of our common stock. This specialty valuation firm subsidiary represents our TRS. Pursuant to the purchase agreement, we agreed to issue additional shares to the sellers to the extent that the value of the common stock originally issued to the sellers based on the volume-weighted average price (“VWAP”) of the common stock over the 30 days immediately prior to the six-month anniversary of the closing of the acquisition was less than approximately $11.5 million. In February 2016, we issued 56,377 shares of our common stock, valued at $1.4 million, to the sellers as additional consideration pursuant to the purchase agreement. For the year ended December 31, 2015, aggregate revenues related to the specialty valuation firm were $2.2 million. Net loss for the year ended December 31, 2015 was $(0.1) million. For the year ended December 31, 2015, the above aggregate revenues and net loss are only for the period of ownership (from August 2015).

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Assets Held For Sale and Dispositions of Real Estate Property

	Rollforward of Assets Held For Sale
	Number of Properties	Net Book Value
		(In thousands)
December 31, 2014	4	$4,184
Properties added	12	18,285
Properties sold	(6)	(9,337)

December 31, 2015	10	13,132
Properties added	38	244,684
Properties sold	(18)	(190,945)

December 31, 2016	30	$66,871

As of December 31, 2016 and December 31, 2015, we classified 30 properties and 10 properties, respectively, as assets held for sale, which are included in other assets on our consolidated balance sheets. For the years ended December 31, 2016, 2015 and 2014, we recognized impairment charges of $18.0 million, $18.2 million and $8.8 million, respectively, related to these assets. The fair value was estimated based on the intended purchase price of the property or based on a market approach and Level 3 inputs.

In May 2016, we sold seven SNFs in a single transaction for aggregate consideration of $95.1 million. We recognized a gain on the sale of these assets of $0.8 million. Concurrently with the sale, we made a mezzanine loan to an affiliate of the purchasers in the amount of $25.0 million. See “Note 6—Loans Receivable, Net.”

During 2016, we sold an additional ten SNFs and one specialty hospital in separate transactions for aggregate consideration of $28.8 million. We recognized a net gain on the sale of these assets of $2.1 million. In connection with the sale of one SNF, we made an 18-month secured loan to the purchaser in the amount of $4.5 million. See “Note 6—Loans Receivable, Net.” For two of these SNFs, we recognized impairment charges of $4.7 million during 2016.

During the year ended December 31, 2016, we recognized a $3.6 million net loss related to one SNF located in West Virginia that sustained property damage due to a casualty. Subsequent to the casualty, we received notice from the state that we would be unable to restore the property to its intended use. The net loss reflects a decline in the carrying value of the asset, offset by the estimated insurance proceeds we expect to recover. This amount is included in other expenses, net in our combined consolidated statements of income and comprehensive income.

During 2015, we sold six SNFs in separate transactions for aggregate consideration of $6.0 million. We recognized a net gain on the sale of these assets of $0.6 million. For three of these SNFs, we recognized impairment charges of $13.3 million during 2015.

Note 5—Triple-Net Lease Arrangements

The following table sets forth the future contracted minimum rentals, excluding contingent rent escalations, but including straight-line rent adjustments where applicable, for all of our triple-net leases as of December 31, 2016 (excluding properties classified as held for sale as of December 31, 2016 and rents from direct financing lease) (in thousands):

2017	$300,417
2018	302,268
2019	304,272
2020	284,827
2021	261,946
Thereafter	1,388,074

Total	$2,841,804

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our straight-line rent receivable balance was $0.7 million and $0.6 million, net of allowances of $97.1 million and $87.4 million, as of December 31, 2016 and 2015, respectively. We recognized charges for straight-line rent allowances within rental income, net on our combined consolidated statements of income and comprehensive income of $19.1 million, $25.8 million and $21.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Note 6—Loans Receivable, Net

Below is a summary of our loans receivable as of December 31, 2016 and 2015 (in thousands):

	2016		2015
	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage loans receivable, net	$9,313	$8,746	$5,255	$4,494
Other loans receivable, net	52,951	52,288	24,472	24,188

Total loans receivable, net	$62,264	$61,034	$29,727	$28,682

Mortgage Loans Receivable

Mortgage loans receivable, net represents two loans. One loan, with a principal amount of $5.6 million and a net carrying value of $5.3 million, is secured by one SNF, has a stated interest rate of 9.75% per annum, and matures in 2018. We recognized interest income of $0.5 million, $0.5 million and $0.5 million for the years ended December 31, 2016, 2015, and 2014, respectively, related to this loan. The second loan, with a principal amount of $4.5 million and a net carrying value of $4.1 million, is secured by one SNF, has a stated interest rate of 10.0% per annum, and matures in 2017. This loan was made to the purchaser in connection with the sale of the property and is cross-collateralized and cross-defaulted to our lease agreements with affiliates of the borrower. Interest payments on the note represent unrecognized profit, which is presented net against the loan receivable amount.

Other Loans Receivable

We made a four-year mezzanine loan in the amount of $25.0 million and maturing in 2020 to an affiliate of the purchasers of seven properties we sold in May 2016. The loan has a stated interest rate of 10.0% per annum. It is secured by equity interests in subsidiaries of the borrower and cross-collateralized and cross-defaulted to our lease agreements with affiliates of the borrower. We recognized interest income of $1.5 million related to this loan for the year ended December 31, 2016.

In September 2015, we made a $20 million five-year, fully amortizing loan maturing in 2020 to SCC. The loan bears interest at an annual rate of LIBOR plus 5%, which is subject to periodic increase over the term of the loan. As of December 31, 2016, this loan had an outstanding principal balance of $15.0 million. It is cross-collateralized and cross-defaulted to our lease agreements with affiliates of the borrower. We recognized interest income of $1.0 million and $0.4 million related to this loan for the years ended December 31, 2016 and 2015, respectively.

In December 2015, we made a $1.0 million, four-year, fully amortizing loan maturing in 2019 to Signature HealthCARE, LLC (together with its subsidiaries, “Signature”) in connection with its acquisition from Elmcroft Senior Living, Inc. of the operations of 18 SNFs owned by us. The loan has a stated interest rate of 8.0% per annum. We recognized interest income of $0.1 million related to this loan for the year ended December 31, 2016. We did not recognize interest income related to this loan for the year ended December 31, 2015.

The remaining other loans receivable balance of $11.9 million consists of eight loans with various operators with interest rates ranging from 5.0% to 11.3% per annum and maturity dates through 2027. We recognized interest income of $0.7 million, $0.4 million and $0.3 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Fair value estimates as reflected in the table above are subjective in nature and based upon Level 3 inputs and several important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Intangibles and Goodwill

The following is a summary of our intangibles and goodwill as of December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
	Balance	Remaining Weighted Average Amortization Period in Years	Balance	Remaining Weighted Average Amortization Period in Years
	(Dollars in thousands)
Intangible assets:
Above market lease intangibles	$56,570	11.1	$64,516	11.4
In-place lease intangibles	35,861	12.8	37,353	13.4
Tradename, technology and customer relationships	2,950	3.5	2,950	4.5
Accumulated amortization	(44,511)	N/A	(45,390)	N/A
Goodwill	123,884	N/A	145,374	N/A

Net intangible assets	$174,754	11.5	$204,803	12.3

Intangible liabilities:
Below market lease intangibles	$167,789	15.0	$194,141	14.9
Above market ground lease intangibles	1,907	51.9	1,907	52.9
Accumulated amortization	(72,060)	N/A	(75,052)	N/A
Purchase option intangibles	5,546	N/A	9,352	N/A

Net intangible liabilities	$103,182	15.7	$130,348	15.5

N/A—Not Applicable

Above market lease intangibles and in-place lease intangibles are included in acquired lease intangibles within real estate investments on our combined consolidated balance sheets. Below market lease intangibles, above market ground lease intangibles and purchase option intangibles are included in lease intangible liabilities, net on our consolidated balance sheets. Tradename, technology and customer relationships are associated with our specialty valuation firm subsidiary and included in other assets on our consolidated balance sheets. For the years ended December 31, 2016, 2015 and 2014, our net amortization related to these intangibles was $4.8 million, $5.9 million and $8.3 million, respectively. The estimated net amortization related to these intangibles for each of the next five years is as follows: 2017—$4.0 million; 2018—$4.0 million; 2019—$4.4 million; 2020—$4.2 million; and 2021—$2.7 million.

As a result of the lease termination with respect to eleven properties, we recognized revenues of $7.3 million for the year ended December 31, 2016 as compared to 2015, due to accelerated amortization of above and below-market rent intangibles, which is recorded in net gain on lease termination. In addition, for the same properties, depreciation and amortization increased by $0.7 million for the year ended December 31, 2016 as compared to 2015, due to accelerated amortization of in-place lease intangibles.

The following table displays a rollforward of the carrying amount of goodwill from January 1, 2015 to December 31, 2016 (in thousands):

Balance as of January 1, 2015	$88,959
Additions	56,992
Disposals	(577)

Balance as of December 31, 2015	145,374
Disposals	(17,854)
Impairment	(3,636)

Balance as of December 31, 2016	$123,884

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We assess goodwill for potential impairment during the fourth quarter of each fiscal year, or during the year if an event or circumstance indicates that we may not be able to recover the carrying amount of the net assets of the reporting unit. For the year ended December 31, 2016, we determined the fair value of the specialty valuation firm was less than its carrying value. The fair value was estimated based on a market approach and Level 3 inputs. We completed the second step of the goodwill analysis and estimated the implied fair value of the reporting unit’s net assets other than goodwill. The result was a $3.6 million impairment included in impairment in real estate investments and goodwill in the consolidated statement of income and comprehensive income for the year ended December 31, 2016.

Note 8—Other Assets

The following is a summary of our other assets as of December 31, 2016 and 2015:

	2016	2015
	(In thousands)
Straight-line rent receivables, net	$657	$579
Deferred lease costs, net	5,471	6,895
Assets held for sale	70,103	15,035
Derivative fair value asset	10,476	—
Other, net	18,425	15,534

Total other assets	$105,132	$38,043

Note 9—Borrowing Arrangements

The following is a summary of our term loans, senior notes and other debt as of December 31, 2016 and 2015 (in thousands):

	2016	2015
	(In thousands)
Unsecured revolving credit facility	$24,000	$143,000
Unsecured term loan due 2017	—	600,000
Secured term loan due 2019	135,000	—
Unsecured term loan due 2020	474,000	800,000
Unsecured term loan due 2023	200,000	—
5.125% senior notes due 2026	500,000	—
5.38% senior notes due 2027	100,000	—

Total	1,433,000	1,543,000
Unamortized debt issuance costs	18,466	18,137

Total term loans, senior notes and other debt	$1,414,534	$1,524,863

In July 2016, Care Capital LP issued and sold $500 million aggregate principal amount of 5.125% Senior Notes due 2026 (the “Notes due 2026”) to qualified institutional buyers pursuant to Rule 144A and to certain persons outside of the United States pursuant to Regulation S, each under the Securities Act, for total proceeds of $500 million before the initial purchasers’ discount and expenses. The Notes due 2026 are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by CCP and Care Capital LP’s general partner, Care Capital Properties GP, LLC (“Care Capital GP”). Care Capital LP may, at its option, redeem the Notes due 2026 at any time in whole or from time to time in part at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus, if redeemed prior to May 15, 2026, a make-whole premium. We used the net proceeds from the sale of the Notes due 2026 to repay all of the remaining indebtedness outstanding under our previous $600 million unsecured term loan due 2017 (the “$600 million Term Loan”) and a portion of the indebtedness outstanding under our $800 million unsecured term loan due 2020 (the “$800 million Term Loan”). We recognized interest expense of $11.8 million related to the Notes due 2026 for the year ended December 31, 2016. Pursuant to a registration rights agreement entered into in connection with the sale of the Notes due 2026, in February 2017, we completed an offer to exchange the Notes due 2026 with a new series of notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), and are otherwise substantially identical to the original Notes due 2026, except that certain transfer restrictions, registration rights and liquidated damages do not apply to the new notes. We did not receive any additional proceeds in connection with the exchange offer.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Also in July 2016, certain wholly owned subsidiaries of Care Capital LP, as borrowers (the “Borrowers”), entered into a Loan Agreement with a syndicate of banks providing for a $135 million term loan (the “$135 million Term Loan”) that bears interest at a fluctuating rate per annum equal to LIBOR for a one-month interest period plus 1.80% and matures in July 2019. The $135 million Term Loan is secured by first lien mortgages and assignments of leases and rents on specified facilities owned by the Borrowers. The payment and performance of the Borrowers’ obligations under the $135 million Term Loan are guaranteed by CCP and Care Capital LP. We used the net proceeds from the $135 million Term Loan to repay a portion of the indebtedness outstanding under the $800 million Term Loan. We recognized interest expense of $1.4 million related to the $135 million Term Loan for the year ended December 31, 2016.

In May 2016, Care Capital LP issued and sold $100 million aggregate principal amount of 5.38% Senior Notes due May 17, 2027 (the “Notes due 2027”) through a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for total proceeds of $100 million before expenses. The Notes due 2027 are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by CCP and Care Capital GP. We used the net proceeds from the issuance and sale of the Notes due 2027 to repay a portion of the indebtedness outstanding under the $600 million Term Loan. We recognized interest expense of $3.3 million related to the Notes due 2027 for the year ended December 31, 2016.

In January 2016, Care Capital LP, as borrower, and CCP and Care Capital GP, as guarantors, entered into a Term Loan and Guaranty Agreement with a syndicate of banks that provides for a $200 million unsecured term loan due 2023 (the “$200 million Term Loan”) at an interest rate of LIBOR plus an applicable margin based on Care Capital LP’s unsecured long-term debt ratings, which was 1.80% at December 31, 2016. We used the net proceeds from borrowings under the $200 million Term Loan to repay a portion of the indebtedness outstanding under the $600 million Term Loan. We recognized interest expense of $4.3 million related to the $200 million Term Loan for the year ended December 31, 2016. Also in January 2016, we entered into agreements to swap a total of $600 million of outstanding indebtedness, effectively converting the interest on that debt from floating rates to fixed rates. The swap agreements have original terms of 4.6 years and 7 years.

On August 17, 2015, Care Capital LP, as borrower, and CCP, Care Capital GP and certain subsidiaries of Care Capital LP, as guarantors, entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with a syndicate of banks that provides for a $600 million unsecured revolving credit facility (the “Revolver”), the $600 million Term Loan and the $800 million Term Loan (collectively with the $600 million Term Loan, the “Original Term Loans” and together with the Revolver, the “Facility”). The Revolver has an initial term of four years, but may be extended, at Care Capital LP’s option subject to compliance with the terms of the Credit Agreement and payment of a customary fee, for two additional six-month periods. The $600 million Term Loan was repaid in full during 2016. A loss on extinguishment of debt of $5.5 million resulted from the write-off of unamortized debt issuance costs associated with the repayment of the remaining indebtedness outstanding under the $600 million Term Loan and a portion of indebtedness outstanding under the $800 million Term Loan with proceeds from the issuance and sale of the Notes due 2026 and the $135 million Term Loan. The Credit Agreement also includes an accordion feature that permits Care Capital LP to increase the aggregate borrowing capacity under the Facility by $500 million.

Borrowings under the Facility bear interest at a fluctuating rate per annum equal to LIBOR plus an applicable margin based on Care Capital LP’s leverage or, if applicable, unsecured long-term debt ratings. At December 31, 2016, the applicable margin was 1.30% for Revolver borrowings and 1.50% for Original Term Loan borrowings, and we had approximately $576 million of unused borrowing capacity available under the Revolver. We recognized interest expense of $20.2 million and $10.4 million related to the Facility for the years ended December 31, 2016 and 2015, respectively.

Based on the recent issuance of our debt, as well as the related terms and conditions of our debt, we consider the carrying value of our term loans, senior notes and other debt to be consistent with fair value. As of December 31, 2016, the fair value and carrying value of our term loans, senior notes and other debt were both $1.4 billion.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2016, our indebtedness had the following maturities:

	Principal Amount Due at Maturity	Revolver (1)	Total Maturities
	(In thousands)
2016	$—	$—	$—
2017	—	—	—
2018	—	—	—
2019	135,000	24,000	159,000
2020	474,000	—	474,000
Thereafter	800,000	—	800,000

Total Maturities	$1,409,000	$24,000	$1,433,000

(1)	As of December 31, 2016, we had $15.8 million of cash, resulting in $8.2 million of net borrowings outstanding under the Revolver. The Revolver may be extended, at Care Capital LP’s option, for two additional six-month periods.

Note 10— Derivatives and Hedging Activities

We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposures to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources, and duration of our debt funding and the use of derivative financial instruments. Specifically, we enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our investments and borrowings. We recognized interest expense of $4.6 million related to derivatives and hedging activities in the year ended December 31, 2016.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish these objectives, we primarily use interest rate swaps as part of our interest rate risk management strategy. As of December 31, 2016, we had eight outstanding interest rate swaps with a combined notional amount of $600 million that were designated as cash flow hedges of interest rate risk. During the year ended December 31, 2016, these derivatives were used to hedge the variable cash flows associated with existing variable rate debt.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable rate debt. During the next 12 months, we estimate that an additional $2.0 million will be reclassified as an increase to interest expense.

The table below presents the fair value of our derivative financial instruments, as well as their classification on our consolidated balance sheet as of December 31, 2016 (in thousands):

	Asset Derivative
Derivatives Designated as Hedging Instruments	Balance Sheet Location	December 31, 2016 Fair Value
Interest rate contracts	Other assets	$10,476

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The table below presents the effect of our derivative financial instruments on our consolidated statement of income and comprehensive income for the year ended December 31, 2016 (in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain Recognized in AOCI on Derivative (Effective Portion)	Location of Gain/Loss Reclassified from AOCI into Income (Effective Portion)	Amount of Loss Reclassified from AOCI into Income (Effective Portion)
Interest rate contracts	$5,862	Interest expense	$(4,614)

Our derivatives were 100% effective, and therefore, we did not record any hedge ineffectiveness in earnings during the year ended December 31, 2016. We did not offset our derivative financial instrument asset against any derivative financial instrument liabilities as of December 31, 2016.

Credit-Risk-Related Contingent Features

Our agreements with each of our derivative counterparties provide that we could be in default on our derivative obligations if the underlying indebtedness is accelerated by the lender due to our default on that indebtedness. As of December 31, 2016, we did not have any derivative instruments in a net liability position.

Fair Value Disclosure of Derivative Financial Instruments

The valuation of our interest rate swaps is determined using widely accepted valuation techniques, including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates derived from observable market forward interest rate curves.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements (such as collateral postings, thresholds, mutual puts and guarantees).

The fair value of interest rate hedging instruments is the amount that we would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the reporting date. Our valuations of derivative instruments are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative, and therefore fall into Level 2 of the fair value hierarchy. The valuations reflect the contractual terms of the derivatives, including the period to maturity, and use observable market-based inputs, including forward curves. The fair values of interest rate hedging instruments also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk.

The table below presents our derivative financial instrument asset measured at fair value on a recurring basis as of December 31, 2016, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2016
Derivative financial instrument asset	$—	$10,476	$—	$10,476

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Income Taxes

We elected to be treated as a REIT under the Code, beginning with the taxable year ended December 31, 2015. So long as we qualify as a REIT under the Code, we generally will not be subject to federal income tax. We test our compliance with the REIT requirements on a quarterly and annual basis. We also review our distributions and projected distributions each year to ensure we have met, and will continue to meet, the annual REIT distribution requirements. However, as a result of our structure, we may be subject to income or franchise taxes in certain states and municipalities.

Subject to the REIT asset test requirements, we are permitted to own up to 100% of the stock of one or more TRSs. We have elected for one of our subsidiaries to be treated as a TRS, which is subject to corporate income taxes.

Although the TRS is required to pay minimal federal income taxes for the year ended December 31, 2016, the related federal income tax liability may increase in future periods.

All entities other than our TRS are collectively referred to as the “REIT” within this Note 11.

During the year ended December 31, 2016, our tax treatment of distributions per common share was as follows:

2016
Tax treatment of distributions:
Ordinary income	$2.092733
Qualified ordinary income	—
Long-term capital gain	—
Unrecaptured Section 1250 gain	0.115752
Return of capital	—

Distribution reported for 1099-DIV purposes	$2.208485

We believe we have met the annual REIT distribution requirement by payment of at least 90% of our estimated taxable income for 2016. The provision for income taxes related to continuing operations consists of the following (in thousands):

	Years Ended December 31,
	2016	2015	2014
Current:
Federal	$(303)	$(91)	$—
State	(484)	(213)	—

Total current	(787)	(304)	—

Deferred:
Federal	347	114	—
State	(312)	(748)	—

Total deferred	35	(634)	—

Total income tax (provision)	$(752)	$(938)	$—

Our consolidated provision for income taxes for the years ended December 31, 2016 and 2015 was an expense of $0.8 million and $0.9 million, respectively. There was no benefit (provision) for income taxes related to continuing operations for the year ended December 31, 2014.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Below is a reconciliation between the provision for income taxes and the amount computed by applying the federal statutory income tax rate to the income or loss for continuing operations before income taxes (dollars in thousands):

	Years Ended December 31,
	2016		2015		2014
Provision for income taxes at statutory rate	$(43,222)	35.00%	$(49,528)	35.00%	$—	—%
Tax at statutory rate on earnings not subject to federal income taxes	43,175	(34.96)	49,561	(35.02)	—	—
Income for which no book expense was recognized	—	—	—	—	—	—
Expense for which no federal tax benefit was recognized	(11)	0.01	—	—	—	—
State tax (provision) benefit, net of federal	(676)	0.55	(960)	0.68	—	—
Impact of rate change	(59)	0.05	—	—	—	—
Prior year provision to return adjustments	—	—	—	—	—	—
Other	41	(0.03)	(11)	0.01	—	—

Total income tax (provision)	$(752)	0.62%	$(938)	0.67%	$—	—%

Deferred tax assets and liabilities are included within deferred costs and other assets and other liabilities in the consolidated balance sheets, respectively, and are mainly attributable to the activity of our TRS. The components of the deferred tax liability at December 31, 2016 were as follows (in thousands):

	Years Ended December 31,
	2016	2015
Deferred income	$(97)	$(138)
Basis difference on tangible property	(1,019)	(804)
Basis difference on intangible property	(736)	(947)

Total	(1,852)	(1,889)
Valuation adjustment	—	—

Total net deferred tax liability	$(1,852)	$(1,889)

The REIT made minimal state income tax payments and no federal income tax payments for the year ended December 31, 2016. For the tax years ended December 31, 2016 and 2015, the net deferred tax liability was $1.9 million and $1.9 million, respectively. There were no deferred tax assets or liabilities at December 31, 2014.

For the year ended December 31, 2016 and 2015, the net difference between tax basis and the reported amount of REIT assets and liabilities for federal income tax purposes was approximately $530 million and $607 million, respectively, less than the book basis of those assets and liabilities for financial reporting purposes.

Generally, we are subject to audit under the statute of limitations by the Internal Revenue Service (“IRS”) for the year ended December 31, 2015 and subsequent years.

As of December 31, 2016 and 2015, we had no material uncertain tax positions which would require us to record a tax exposure liability.

Note 12—Stock-Based Compensation

In August 2015, we adopted the Care Capital Properties, Inc. 2015 Incentive Plan (the “Plan”), pursuant to which options to purchase common stock, shares of restricted stock or restricted stock units (“RSUs”), performance shares and other equity awards may be granted to our employees, directors and consultants. A total of 7,000,000 shares of our common stock was reserved initially for issuance under the Plan. During the year ended December 31, 2015, we granted 190,471 shares of restricted stock to employees and directors under the Plan having a value of $6.5 million. During the year ended December 31, 2016, we granted 134,416 shares of restricted stock, 496,859 options to purchase common stock and 41,626 performance-based RSUs to employees and directors under the Plan having a grant date fair value of $6.0 million. The value of shares of restricted stock granted is the closing price of our common stock on the date of grant. Restricted stock and option awards to employees generally vest in three equal annual installments beginning on the date of grant or on the first anniversary of the date of grant. Restricted stock awards to directors vest in full on the day immediately preceding our next annual meeting of stockholders. For shares with a graded vesting schedule that only require service, we recognize stock-based compensation expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Prior to our separation from Ventas, certain of our employees participated in stock-based compensation plans administered by Ventas. In connection with the spin-off, outstanding Ventas equity awards held by our employees were converted into awards in respect of our common stock. As a result of the conversion mechanics, the fair value of the converted awards exceeded the fair value of the Ventas awards from which they were converted by $1.0 million, of which $0.5 million related to vested, unexercised options. For the year ended December 31, 2015, we recognized $1.4 million of expense associated with these converted awards, including the $0.5 million expense associated with vested, unexercised options recognized on August 17, 2015. The remaining $2.2 million of expense associated with the converted awards has been or will be amortized as stock-based compensation over the respective vesting terms of the converted awards. The fair value of the converted stock option awards was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 0.21%—1.31%, dividend yield of 6.3%, volatility factors of the expected market price for our common stock of 25%—27%, and a weighted average expected life of options of 0.4 years—3.82 years.

Restricted Stock

The following table summarizes the nonvested restricted stock activity for the years ended December 31, 2016 and 2015:

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2014	—	$—
Converted from Ventas restricted stock	125,183	16.98
Granted	190,471	34.01

Nonvested at December 31, 2015	315,654	$27.26
Granted	134,416	29.13
Vested	(106,177)	24.71
Forfeited	(3,607)	32.32

Nonvested at December 31, 2016	340,286	$31.30

As of December 31, 2016, we had $4.7 million of total unrecognized compensation cost related to nonvested restricted stock. We expect to recognize that cost over a weighted average period of 1.5 years. As of December 31, 2015, we had $7.0 million of total unrecognized compensation cost related to nonvested restricted stock. We expect to recognize that cost over a weighted average period of 2.3 years.

Performance-Based RSUs

RSUs are market-based awards that vest and settle in shares of our common stock based on our total shareholder return (TSR) relative to the equally weighted TSRs of the individual constituents in the SNL US REIT Healthcare Index over a three-year performance period. Compensation expense for the performance-based RSU awards is determined using a Monte Carlo simulation model.

The Monte Carlo simulation model used the following assumptions:

2016
Fair value of RSUs granted at target amount	$20.17
Expected volatility	23.4%
Risk-free interest rate	0.85%

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the performance-based RSU activity for the year ended December 31, 2016. There were no RSUs granted during 2015:

	Performance- Based RSUs	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2015	—	$—
Granted	41,626	20.17

Nonvested at December 31, 2016	41.626	$20.17

As of December 31, 2016, the estimated future compensation expense for all unvested performance-based RSUs was $.6 million. The weighted average period over which the future compensation expense will be recorded for the performance-based RSUs is approximately 2.21 years.

Stock Options

The following table summarizes the stock option activity for the years ended December 31, 2016 and 2015:

	Shares	Weighted Average Exercise Price
Outstanding as of December 31, 2014	—	$—
Converted from Ventas options	1,047,501	32.01

Outstanding as of December 31, 2015	1,047,501	32.01
Granted	496,859	29.94
Exercised	(1,023)	20.41

Outstanding as of December 31, 2016	1,543,337	$28.74

As of December 31, 2016, there were 988,177 exercisable stock options with a weighted average remaining contractual life of 6.9 years and a weighted average exercise price of $31.30. The aggregate intrinsic value of the options exercisable was $0.01 million. During the year ended December 31, 2016, we received $0.02 million of proceeds from the exercise of stock options. As of December 31, 2016, we had $0.6 million of total unrecognized compensation cost related to nonvested stock options. We expect to recognize that cost over a weighted average period of 1.35 years.

As of December 31, 2015, there were 646,158 exercisable stock options with a weighted average remaining contractual life of 7.3 years and an intrinsic value of $0.7 million. As of December 31, 2015, we had $0.7 million of total unrecognized compensation cost related to nonvested stock options. We expect to recognize that cost over a weighted average period of 1.45 years.

The Black-Scholes option pricing model used the following assumptions:

2016
Fair value of options granted	$2.55 – $2.52
Expected term (years)	5.5 – 6.0 years
Expected volatility	25.0%
Risk-free interest rate	1.57% – 1.66%

For the year ended December 31, 2016 and December 31, 2015, we recognized stock-based compensation expense of $6.9 million and $3.2 million respectively, which is included in general, administrative and professional fees.

Employee Benefit Plan

We maintain a 401(k) plan that allows eligible employees to defer compensation subject to certain limitations imposed by the Code. In 2016, we made contributions for each qualifying employee of 100% of the first 1% and 50% of the next 1% to 5% of eligible compensation contributed, subject to certain limitations. During 2016 and 2015, our aggregate contributions were $0.1 million and less than $0.1 million, respectively.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Commitments and Contingencies

Certain Obligations, Liabilities and Litigation

We are subject to various legal proceedings, claims and other actions arising in the ordinary course of our business, including in connection with acquisitions and dispositions, some of which may be indemnifiable by third parties. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of any such action or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.

Note 14—Concentration of Risk

Our properties were located in 36 states as of December 31, 2016, with properties in one state (Texas) accounting for more than 10% of our total revenues for the year then ended.

As of December 31, 2016, SCC and Avamere Group, LLC (together with its subsidiaries, “Avamere”) operated approximately 20.5% and 10.9% respectively, of our real estate investments based on gross book value.

For the years ended December 31, 2016, 2015 and 2014, approximately 16.4%, 11.7% and 1.5%, respectively, of our total revenues were derived from our lease agreements with SCC, approximately 10.9%, 10.2% and 8.8%, respectively, of our total revenues were derived from our lease agreements with Avamere, and approximately 13.7%, 10.1% and 7.6%, respectively, of our total revenues were derived from our lease agreements with Signature. Each of our leases with SCC, Avamere and Signature is a triple-net lease that obligates the tenant to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. Our leases with SCC and Signature have guaranty and/or cross-default provisions tied to other leases with the same tenant or its affiliates, and our lease with Avamere is a pooled, multi-facility master lease.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Earnings Per Share

Basic and diluted earnings per share for the periods prior to our separation from Ventas were retroactively restated for the number of basic and diluted shares outstanding immediately following the separation. The following table shows the amounts used in computing our basic and diluted earnings per common share:

	For the Year Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
Numerator for basic and diluted earnings per share:
Net income attributable to CCP	$122,743	$143,166	$157,595
Less: dividends on unvested restricted shares	(736)	(333)	—

Net income attributable to CCP excluding dividends on unvested restricted shares	122,007	142,833	157,595

Denominator:
Denominator for basic earnings per share—weighted average shares	83,592	83,488	83,488
Effect of dilutive securities:
Stock options	1	45	82
Restricted stock	96	74	88

Denominator for diluted earnings per share—adjusted weighted average shares	83,689	83,607	83,658

Basic earnings per share:
Net income attributable to CCP excluding dividends on unvested restricted shares	$1.46	$1.71	$1.89

Diluted earnings per share:
Net income attributable to CCP excluding dividends on unvested restricted shares	$1.46	$1.71	$1.88

Note 16—Stockholders’ Equity

Equity

Effective as of 11:59 p.m. on August 17, 2015, Ventas completed its spin-off of the CCP Business by distributing one share of our common stock for every four shares of Ventas common stock held as of the close of business on August 10, 2015. As a result, we began operating as an independent public company and our common stock commenced trading on the New York Stock Exchange under the symbol “CCP” as of August 18, 2015.

On August 14, 2015, we completed the acquisition of a specialty healthcare and seniors housing valuation firm in exchange for the issuance of 339,602 shares of our common stock. Pursuant to the purchase agreement, we agreed to issue additional shares to the sellers to the extent the value of the common stock issued to the sellers based on the VWAP of the common stock over the 30 days immediately prior to the six-month anniversary of the closing of the acquisition was less than approximately $11.5 million.

In February 2016, we issued 56,377 shares of our common stock, valued at $1.4 million, to the sellers as additional consideration in accordance with the terms of the purchase agreement.

Dividends

For 2016, our Board of Directors declared and we paid quarterly cash dividends on our common stock aggregating $2.28 per share, which is 100% of our 2016 estimated taxable income. Although our fourth quarter distribution was declared in December 2016, it was paid in January 2017 in accordance with the REIT annual distribution requirements. See “Certain U.S. Federal Income Tax Considerations” included in Part I, Item 1 of this Annual Report on Form 10-K.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Litigation

We are involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to, commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

Our tenants and, in some cases, their affiliates may be required by the terms of their leases and other agreements with us to indemnify, defend and hold us harmless against certain actions, investigations and claims arising in the ordinary course of their business and related to the operations of our properties. In addition, third parties from whom we acquired certain of our assets and, in some cases, their affiliates may be required by the terms of the related conveyance documents to indemnify, defend and hold us harmless against certain actions, investigations and claims related to the acquired assets and arising prior to our ownership or related to excluded assets and liabilities. In some cases, a portion of the purchase price consideration is held in escrow for a specified period of time as collateral for these indemnification obligations.

Note 18—Summarized Condensed Consolidating and Combining Information

CCP and Care Capital GP fully and unconditionally guaranteed the obligation to pay principal and interest with respect to Care Capital LP’s outstanding Notes due 2026. CCP, as limited partner, owns a 99% interest in Care Capital LP, and Care Capital GP, as general partner, owns a 1% interest in Care Capital LP. CCP is the sole member of Care Capital GP and, as a result, Care Capital LP is indirectly 100% owned by CCP. CCP consolidates Care Capital GP and Care Capital LP and Care Capital LP’s consolidated subsidiaries for financial reporting purposes and has no direct subsidiaries other than Care Capital GP and Care Capital LP. CCP’s assets and liabilities consist entirely of its investments in the General Partner and Care Capital LP, and CCP’s operations are conducted entirely through Care Capital LP. Therefore, the assets and liabilities of CCP and Care Capital LP are the same on their respective financial statements.

None of Care Capital LP’s subsidiaries is obligated with respect to the Notes due 2026. Under certain circumstances, however, contractual and legal restrictions, including those contained in the instruments governing Care Capital LP’s subsidiaries’ outstanding mortgage indebtedness, may restrict Care Capital LP’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including with respect to the Notes due 2026.

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 19—Quarterly Financial Information (Unaudited)

Summarized unaudited combined consolidated quarterly information for the years ended December 31, 2016, 2015 and 2014 is provided below.

	For the Year Ended December 31, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
Revenues	$84,543	$85,662	$87,291	$90,408

Net income attributable to CCP	$29,766	$37,151	$19,010	$36,816

Earnings per share:
Basic:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.35	$0.44	$0.23	$0.44

Diluted:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.35	$0.44	$0.23	$0.44

Dividends declared per share	$0.57	$0.57	$0.57	$0.57

	For the Year Ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
Revenues	$78,573	$79,720	$82,317	$87,331

Net income attributable to CCP	$37,221	$37,983	$36,151	$31,811

Earnings per share:
Basic:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.45	$0.45	$0.43	$0.38

Diluted:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.44	$0.45	$0.43	$0.38

Dividends declared per share	N/A	N/A	$0.57	$0.57

	For the Year Ended December 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share amounts)
Revenues	$75,249	$75,866	$73,278	$70,971

Net income attributable to CCP	$41,365	$45,607	$33,202	$37,421

Earnings per share:
Basic:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.50	$0.55	$0.40	$0.45

Diluted:
Net income attributable to CCP excluding dividends on unvested restricted shares	$0.49	$0.55	$0.40	$0.45

Dividends declared per share	N/A	N/A	N/A	N/A

CARE CAPITAL PROPERTIES, INC. AND PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20—Subsequent Events

In February 2017, we transitioned eleven SNFs whose lease term had expired to a new operator.

On February 28, 2017, we sold two SNFs for aggregate proceeds of $27.4 million.